Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

BALLAST POINT BREWING & SPIRITS, INC.

ARTICLE I.

The name of this Corporation is:

Ballast Point Brewing & Spirits, Inc.

ARTICLE II.

The address of this Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III.

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV.

The Corporation is authorized to issue two classes of stock designated “Common Stock” and “Preferred Stock.” The number of shares of Common Stock that this Corporation is authorized to issue is Ten Million (10,000,000). The number of shares of Preferred Stock that this Corporation is authorized to issue is Ten Million (10,000,000). All shares of Common Stock and Preferred Stock shall have a par value of $0.0001 per share.

The rights, preferences, privileges and restrictions granted to or imposed upon the respective classes and series of shares of capital or the holders thereof are set forth below in this Article IV.

Section 1. The Preferred Stock of the Corporation may be issued from time to time in one or more series.

(a) The first series of Preferred Stock shall: (i) be and is designated as Series A Preferred Stock; (ii) consist of Two Million Five Hundred Thousand (2,500,000) shares of Series A Preferred Stock; (iii) be entitled to dividends at the annual rate of $0.00618 per share per annum when and as declared as provided in Section 2(a) of this Article IV; (iv) be entitled to receive on liquidation, dissolution or winding up of the Corporation, $0.0588 per share on and subject to the conditions provided in Section 2(b) of this Article IV; (v) be convertible at the option of the holder of the shares of Series A Preferred Stock into One (1) share of Common Stock for each One (1) share of Series A Preferred Stock as provided in Section 2(c) of this Article IV; (vi) be automatically convertible into One (1) share of Common Stock for each One (1) share of Series A Preferred Stock in the manner and otherwise on the conditions provided in Section 2(d) of this Article IV; (vii) be entitled to equal voting rights as the Common Stock as provided in Section 2(e) of this Article IV; and (viii) be entitled to all other rights, preferences and privileges and be subject to all such restrictions as are set forth in this Article IV granted to or imposed on the shares of Series A Preferred Stock.

(b) The second series of Preferred Stock shall: (i) be and is designated as Series B Preferred Stock; (ii) consist of One Million (1,000,000) shares of Series B Preferred Stock; (iii) be entitled to dividends at the rate of $0.00618 per share per annum when and as declared as provided in Section 2(a) of this Article IV; (iv) be entitled to receive on liquidation, dissolution or winding up of the Corporation, $0.12 per share on and subject to the conditions provided in Section 2(b) of this Article IV; (v) be convertible at the option of the holder of the shares of Series B Preferred Stock into One (1) share of Common Stock for each One (1) share of Series B Preferred Stock as provided in Section 2(c) of this Article IV; (vi) be automatically convertible into One (1) share of Common Stock for each One (1) share of Series B Preferred Stock in the manner and otherwise on the conditions provided in Section 2(d) of this Article IV; (vii) be entitled to equal voting rights as the Common Stock as provided in Section 2(e) of this Article IV; and (viii) be entitled to all other rights, preferences and privileges and be subject to all such restrictions as are set forth in this Article IV granted to or imposed on the shares of Series B Preferred Stock.

Section 2. Except as to Series A Preferred Stock and Series B Preferred Stock, the Corporation’s Board of Directors (the “Board of Directors”) is authorized, except as to matters fixed as to Preferred Stock in this Article IV: (i) to determine the designation of any series of Preferred Stock and to fix the number of shares of any series of Preferred Stock; (ii) to increase or decrease (but not below the number of shares of any such series then outstanding), the number of shares of any such series after the issue of shares of that series within the limitations or restrictions stated in any resolutions of the Board of Directors originally fixing the number of shares constituting that series; and (iii) to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series. All Preferred Stock shall have the following rights, preferences, privileges and restrictions:

(a) Dividend Rights. The holders of the Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets at the time legally available for Distribution (as defined below), dividends in cash at the respective rates fixed for that series, and no more. Such dividends, if declared by the Board of Directors, shall be payable annually on the 31st day of March, in each year to holders of Preferred Stock of record on a date no more than sixty (60) nor fewer than ten (10) days preceding each respective payment date as specified by the Board of Directors or, if not so specified, as provided by law. Such dividends shall not be cumulative and shall be payable only when and as declared by the Board of Directors. Dividends on Preferred Stock shall be declared and paid or set apart for payment in full for the then current annual dividend period, before the Corporation makes any Distribution to the holders of Common Stock. “Distribution” in this Section 2(a) means the transfer of cash or property without consideration, whether by way of dividend or otherwise (except a dividend in shares of the Corporation that are junior to the Preferred Stock as to dividends and assets) or the purchase or redemption of shares of the Corporation for cash or property (except junior shares), including any transfer, purchase or redemption by a subsidiary of the Corporation. At such time as dividends on the outstanding Preferred Stock for the then current annual dividend period have been declared and paid or set apart for payment in full, Distributions shall be made to the holders of Common Stock out of any assets at the time legally available for Distribution for that purpose equal to the amount of dividends declared and paid or set apart on the Preferred Stock. Thereafter, dividends may be declared and paid only on both the Common Stock and the Preferred Stock equally.

(b) Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Preferred Stock shall be entitled to receive from the assets of the Corporation such preferential amount in cash as may be fixed for the series in redemption of such Preferred Stock. Those preferential amounts shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of Common Stock in connection with the liquidation, dissolution or winding up of the Corporation. If the resolution or resolutions fixing the terms of the Preferred Stock shall so provide, then the preferential amount payable to the holders of Preferred Stock in the event of any liquidation, dissolution or winding up of the Corporation may vary depending on the time of liquidation, dissolution or winding up of the Corporation. With respect to the respective preferential amounts fixed for the series payable on any distribution of assets by way of liquidation, dissolution or winding up of the Corporation, each share of Preferred Stock shall rank with each other share of Preferred Stock, irrespective of series, in parity proportionate to those respective preferential amounts. No such amounts shall be paid or set apart for payment on the shares of Preferred Stock of any series unless, at the time, amounts in like proportion to the respective preferential amounts to which the shares of Preferred Stock of each other series are entitled shall be paid or set apart for payment on each other series then outstanding. After the payment or the setting apart for payment to the holders of Preferred Stock of the preferential amounts so payable to them, the holders of Common Stock shall be entitled to receive, an amount per share equal to the amount paid on each share of Series A Preferred Stock. All remaining assets of the Corporation shall be distributed equally to the holders of the Common Stock and the Preferred Stock on a per share basis. A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 2(b); and, in the event of any such consolidation or merger of the Corporation with or into any other corporation or corporations, or any such sale of all or substantially all remaining assets of the Corporation, the assets of the Corporation shall be distributed pro rata to the holders of Preferred Stock and to the holders of Common Stock based on the respective number of shares held by each holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of this Certificate of Incorporation immediately prior to any such event.

(c) Conversion. Any and all of the Preferred Stock may be converted, at the option of the holder of such Preferred Stock, into an equal number of shares of Common Stock. The holder of such Preferred Stock shall give written notice of conversion to the Corporation and upon tender of the Preferred Stock shall be issued an equal number of shares of Common Stock. The number of shares of Common Stock upon conversion shall be adjusted to reflect the results of any stock dividends or stock splits of the Common Stock, so as to maintain the conversion ratio at the equivalent number of shares of Common Stock after giving effect to such stock dividends or stock splits. The number of shares of Common Stock upon conversion also shall be adjusted upward if shares of Common Stock are issued at a price of less than $0.0588 per share by multiplying factor equal to $0.0588 divided by the lowest price per share for which such Common Stock has been issued; provided, however, that the number of shares of Common Stock upon conversion shall not be adjusted upward in the event that the Corporation issues any shares of Common Stock (or securities convertible or exercisable into Common Stock) to the Corporation’s employees, directors, consultants and/or advisors as equity compensation or incentives and/or pursuant to any equity incentive plan approved by the Board of Directors and the holders of at least a majority of the then outstanding shares of Common Stock and Preferred Stock, voting together as one class; provided, further, that no such adjustment to the shares of Common Stock upon conversion shall be made for issuances of Common Stock (or securities convertible or exercisable into Common Stock) to the Corporation’s employees, directors, consultants and/or advisors as equity compensation or incentives prior to the effective date of this Certificate of Incorporation.

(d) Conversion Upon Public Offering. The shares of Preferred Stock will automatically be converted into Common Stock on the closing of an underwritten public offering of the Corporation’s Common Stock at a price equal to or greater than Ten Dollars ($10) per share and which raises gross proceeds to the Corporation of more than Three Hundred Thousand Dollars ($300,000).

(e) Voting Rights. Each share of Preferred Stock shall be entitled to one (1) vote on any and all matters upon which stockholders are entitled vote and no distinction shall be made between Common Stock and Preferred Stock with respect to voting rights.

ARTICLE V.

The name and mailing address of the incorporator is:

Lucie A. Schubert

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, CA 92130

ARTICLE VI.

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, repeal, alter, amend and rescind the Bylaws of the Corporation without the vote or assent of the stockholders.

ARTICLE VII.

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

ARTICLE IX.

No director of this corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, herein declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 28th day of July, 2015.

/s/ Lucie A. Schubert
Lucie A. Schubert,
Incorporator